Humana Inc.
                                            500 West Main Street
                                            P.O. Box 1438
                                            Louisville, KY 40201-1438
                                            http://www.humana.com

news release



FOR MORE INFORMATION:

Kristi Drablos
Investor Relations
(502) 580-3644
E-MAIL: kdrablos@humana.com

Greg Donaldson
Corporate Communications
(502) 580-3683
E-MAIL:  gdonaldson@humana.com



               Humana reports impact of medical cost trends
                        and Columbia/HCA contract
  - Anticipates 1st quarter operating earnings between $.20 and $.24 per share
  -    Strengthens reserves for higher than estimated medical cost trends
  -    Announces premium deficiency as a prudent measure

LOUISVILLE, KY, April 8, 1999 -- Humana Inc. (NYSE:HUM) said today that increased medical cost trends will result in lower than expected earnings for the first quarter of 1999. Humana said first-quarter operating earnings, expected to be announced May

13, will be in the range of $.20 to $.24 per share.

     The company also announced it intends to record $90 million in additional medical claims expense during the first quarter.

Included in this expense are approximately $50 million related to a premium deficiency due in part to the recently renegotiated

Columbia contract, $35 million related to a medical claim reserve strengthening and $5 million for a payment to Columbia to resolve issues outstanding from the company's previous contract.

     "The Columbia contract reflects the changed dynamics of our industry and the end of an era between Humana and Columbia.

Although its immediate financial impact is adverse, the contract represents a new cost factor which we can address in our upcoming premium pricing actions," said Gregory H. Wolf, Humana's

president and chief executive officer. "Most importantly, we believe that we made the right decision for our 1.3 million

Florida members who would have been greatly inconvenienced by a termination of service with Columbia and the possible disruption of their health care.  Notwithstanding the hard decisions we made this quarter, our business is fundamentally sound and we remain confident in our ability to successfully meet the challenges our industry will face in the future."

                             -More-

     Humana Inc., headquartered in Louisville, Ky., is one of the nation's largest publicly traded managed health care companies with approximately 6.2 million medical members located primarily in 15 states and Puerto Rico.  Humana offers coordinated health care through a variety of plans - health maintenance

organizations, preferred provider organizations, point-of-service plans and administrative services products - to employer groups,

government-sponsored plans and individuals.

     More information about Humana is available at

http://www.humana.com.

     This press release contains forward-looking information.

The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be significantly

impacted by certain risks and uncertainties described in Humana's

Annual Report on Form 10-K for the year ended December 31, 1998 as filed with the Securities and Exchange Commission.